Exhibit 99.1

uniQure Announces Appointment of Ricardo Dolmetsch, Ph.D.,

as President, Research & Development

~ Announces Planned Departure of Sander van Deventer and Transition of Robert Gut

Who is Expected to Remain on the Board of Directors ~

Lexington, MA and Amsterdam, the Netherlands, August 26, 2020 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced the appointment of Ricardo Dolmetsch, Ph.D., as President, Research and Development, effective September 14, 2020. Dr. Dolmetsch will succeed Sander van Deventer, M.D., Ph.D, Executive Vice President, Research and Product Development. Robert Gut, M.D., Ph.D., will move from his role as Chief Medical Officer after a transition period following the start of Dr. Dolmetsch’s employment, and the Company plans for Dr. Gut to continue to serve on the Board of Directors.

“I am thrilled to welcome Ricardo to the uniQure leadership team at this exciting time for the Company as we endeavor to aggressively advance our therapies for Huntington’s disease and other diseases and expand our pipeline of potentially transformative therapies,” stated Matt Kapusta, chief executive officer of uniQure. “Ricardo’s unwavering passion for genetically-defined diseases, deep experience with gene therapy and strong track record of successfully building a rich pipeline of preclinical and clinical-stage candidates make him an ideal successor to lead uniQure’s R&D operations at this moment in our history.”

“This is an extraordinary time to join uniQure,” said Dr. Dolmetsch. “I was particularly attracted to the talented team of innovators that are focused on the singular mission of transforming patient lives. Not only does the company have a compelling track record of innovation but I believe it has exceptional potential with an industry-leading manufacturing and technology platform” said Dr. Dolmetsch. “Matt and the team share my commitment to developing treatments for patients with serious diseases and unmet medical needs. I’m very excited to be joining a world-class organization working toward the common goal of delivering gene therapies to patients around the world living with CNS and rare liver-directed disorders.”

Dr. Dolmetsch joins uniQure from Novartis Institutes for Biomedical Research (NIBR), the research arm of Novartis AG, where he served as the Global Head of Neuroscience since 2013. He has led the development of treatments for neurodegenerative and neuropsychiatric diseases, including rare genetically defined disorders. During his tenure, Dr. Dolmetsch played an instrumental role in Novartis’ acquisition of AveXis in 2018 and the successful approval of Zolgensma, a commercial gene therapy for patients with spinal muscular atrophy Type 1. Prior to NIBR, Dr. Dolmetsch was a Professor at Stanford Medical School and a Senior Director at the Allen Institute for Brain Science in Seattle, Washington. He obtained his Bachelor’s degree with honors from Brown University, earned his Ph.D. in neuroscience from Stanford University and conducted his postdoctoral training at Harvard University Medical School and Children’s Hospital Boston. Throughout his career, Dr. Dolmetsch has been recognized with several awards including the National Institute of Health Director’s Pioneer Award, the Searle Scholar and McKnight Scholar Awards, the Society for Neuroscience Young Investigator Award and the Andrew Carnegie Prize in Mind Brain and Behavior.

“On behalf of the Board, I want to sincerely thank both Sander and Robert for their steadfast leadership and indispensable contributions over the years,” said Mr. Kapusta. “As one of our original founders, Sander has been a pioneer in gene therapy and an invaluable resource for the Company for more than 20 years. We are deeply grateful for all of Sander’s contributions and wish him well as he returns to his role as an operating partner at Forbion. I also want to thank Robert for his leadership of the clinical development of etranacogene dezaparvovec, including the very strong execution of the HOPE-B pivotal trial, as well as successfully advancing AMT-130 into clinical development for patients with Huntington’s disease. I very much look forward to continuing to work with Robert on our Board.”

Dr. Gut has been a member of uniQure’s Board of Directors since June 2018. In order to continue to serve as a non-executive member of the Board, under Dutch law and the Company’s Articles of Association Dr. Gut will be required to resign as an executive director and be re-elected by the Company’s shareholders as a non-executive director. The Company expects to hold an extraordinary shareholder meeting for this purpose in the fourth quarter of 2020.

About uniQure

uniQure is delivering on the promise of gene therapy — single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, Huntington’s disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to”, “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, whether we will aggressively advance our Huntington’s disease or other product candidates, expand our pipeline of gene therapies, or will ultimately be able to transform patients’ lives. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with the impact of the ongoing COVID-19 pandemic on the Company, the wider economy and the health care system, our Commercialization and License Agreement with CSL Behring, the regulatory approval of that transaction, our clinical development activities, clinical results, collaboration arrangements, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading “Risk Factors” in uniQure’s periodic securities filings, including its Annual Report on Form 10-K filed March 2, 2020 and Quarterly Report on Form 10-Q filed on July 30, 2020. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and uniQure assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Chiara Russo	Tom Malone
Direct: 339-970-7536	Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 617-306-9137	Mobile: 339-223-8541
mcantor@uniQure.com	c.russo@uniQure.com	t.malone@uniQure.com